Exhibit 11.1

INSIDER TRADING POLICY

EFFECTIVE AS OF: 2026-03-11

Oatly Group AB (publ) (the “Company”)
Reg. No. 559081-1989
Ångfärjekajen 8, 211 19 Malmö

POLICY OWNER: THE LEGAL DEPARTMENT

Reviewed: Annually

Exhibit 11.1

1.
INTRODUCTION

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company.

“Insider trading” occurs when any person purchases or sells a security while in possession of material non-public information or inside information relating to the security or the issuer of the security. As explained in Section 3 and Appendix A below, such information is:

•
information that is both “material” and “non-public” (under United States securities laws, “material non-public information” as defined in Section 3); or
•
with respect to the Company’s Swedish law governed bonds (the “Nordic Bonds”), information of a precise nature which has not been made public, and which, if it was made public, would be likely to have a significant effect on the prices of the Company’s relevant securities, as applicable (under EU law, “inside information” as defined in Appendix A to this insider trading policy (the “Policy”).

Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors, employees and consultants of the Company. Covered Persons (as defined below) are responsible for ensuring that members of their households also comply with this Policy, as well as other family members of a Covered Person whose trading is directed by such Covered Person or is subject to the Covered Person’s influence or control (such as parents or children who consult with them before they trade). This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors, employees and consultants of the Company, are defined as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director, employee and consultant must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel.

The General Counsel is the owner of this Policy and is responsible to the Company’s board of directors (the “Board”) for maintaining the accuracy of the Policy. The General Counsel shall review this Policy annually, or more frequently if deemed necessary, in order to ensure that it remains accurate and complies with applicable rules and regulations. The Policy shall be approved annually by the Board, but the General Counsel is authorized to make revisions, improvements and corrections to the Policy on an ongoing basis to the extent they do not materially alter the principles approved by the Board.

This Policy addresses compliance with applicable U.S. laws, including compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which mandates that directors and officers, as defined under Section 16(a) of the Exchange Act and related rules and regulations (each, a “Section 16 Reporting Person”) of the Company, as a foreign private issuer, file ownership reports on Forms 3, 4 and 5 with the U.S. Securities and Exchange Commission (the “SEC”), Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “Market Abuse Regulation”) and applicable Swedish laws. Many other laws may also be implicated by trading in the securities of the Company. The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with each individual. Nothing contained in this Policy in any way constitutes tax

Exhibit 11.1

advice or legal advice, nor does this Policy insulate an individual from liability under applicable securities laws. Each individual should consult their personal legal, financial and tax advisors, as needed.

2.
INSIDER TRADING PROHIBITION

No officer, director, employee or consultant shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. For example, if an officer, director, employee or consultant learns material non-public information about another company with which the Company does business, including a business partner, that person may not trade in such other company’s securities until the information becomes public or is no longer material. In addition, no officer, director, employee or consultant shall purchase or sell any security of any other company, including another company in the Company’s industry, on the basis of material non-public information obtained in the course of their employment or service with the Company.

The above prohibitions do not apply to the following “permitted transactions”:

(a)
a “sell-to-cover” as required by the Company’s Sell-to-Cover Policy, as described in greater detail under Section 5.1 below, pursuant to which Company securities are sold to satisfy any required tax withholding obligations in connection with the vesting of grants of restricted stock or restricted stock units;
(b)
purchases or sales of the Company’s securities made under a properly established plan under “Rule 10b5-1” promulgated under the Exchange Act, as described in greater detail under Section 6 below;
(c)
exercises of stock options (please note that the “cashless exercise” of a Company stock option through a broker does not qualify under this exception since it involves a market sale of the Company’s securities to pay applicable withholding taxes);
(d)
the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, that in each case do not involve a market sale of the Company’s securities;
(e)
purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company; or
(f)
bona fide gifts to third parties not controlled by or under common control with the Covered Person of the Company’s securities, unless the person giving the gift knows, or is reckless in not knowing, that the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company.

In addition, no officer, director, employee or consultant shall directly or indirectly communicate or “tip” material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), including family or friends, or to anyone within the Company or recommend to anyone the purchase or sale of securities based on material, non-public information. This practice, known as “tipping”, violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if the “tipper” does not trade or gain any benefit from another individual’s trading.

3.
EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material”, “non-public”

Exhibit 11.1

information relating to the security or its issuer.

“Material non-public information” is any information for which there is a substantial likelihood that a reasonable investor would consider such information to be important in making a decision to purchase, sell or hold the Company’s Securities (as defined below).

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, acquisitions and exercises of warrants, puts, calls or other derivative securities, or debt instruments like our Nordic Bonds.

Appendix A includes a description of insider trading on the basis of “inside information” for purposes of the Nordic Bonds and the Market Abuse Regulation.

3.1.
Material Facts

The materiality of a fact depends upon the circumstances. A fact is considered “material” if:

(a)
there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision;
(b)
it would significantly alter the total mix of information available to investors; or
(c)
if the fact is likely to have an effect, whether positively or negatively, on the market price of the security.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include, but are not limited to, information about:

(a)
financial information, including corporate earnings or earnings forecasts;
(b)
possible mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets;
(c)
major new products or product developments;
(d)
important business developments such as major contract awards or cancellations;
(e)
incidents involving cybersecurity, data protection or personally identifiable information;
(f)
developments regarding the Company’s intellectual property portfolio;
(g)
management or control changes;
(h)
changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report;
(i)
significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;
(j)
defaults on borrowings;
(k)
bankruptcies; and

Exhibit 11.1

(l)
significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

3.2.
Non-Public Information

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through, for example:

(a)
such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International;
(b)
a broadcast on widely available radio or television programs;
(c)
publication in a widely available newspaper, magazine or news website;
(d)
a Regulation FD-compliant conference call; or
(e)
public disclosure documents filed with the SEC that are available on the SEC’s website.

The investing public must have had time to absorb the information fully (as reflected in the trading price of the applicable security). For purposes of this Policy, information will be presumed to be generally available to the public when two full trading days following publication have elapsed.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

If, for example, the Company was to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement was made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Company’s General Counsel.

3.3.
Insider

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material non-public information about a company.

Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s or another company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.

Covered Persons are responsible for ensuring that members of their households also comply with this Policy, as well as other family members whose trading is directed by such Covered Person or is subject to their influence or control (such as parents or children who consult with them before they trade).

3.4.
Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (a

Exhibit 11.1

“Tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including Tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

3.5.
Examples of Insider Trading

Examples of insider trading cases include actions brought against:

(a)
corporate officers, directors, employees and consultants who traded in a company’s securities after learning of significant confidential corporate developments;
(b)
friends, business associates, family members and other Tippees of such officers, directors, employees and consultants who traded in the securities after receiving such information;
(c)
government employees who learned of such information in the course of their employment; and
(d)
other persons who misappropriated, and took advantage of, confidential information from their employers.
4.
PENALTIES FOR ENGAGING IN INSIDER TRADING

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

(a)
SEC administrative sanctions;
(b)
securities industry self-regulatory organization sanctions;
(c)
civil injunctions;
(d)
damage awards to private plaintiffs;
(e)
disgorgement of all profits;
(f)
civil fines for the violator of up to three times the amount of profit gained or loss avoided;
(g)
civil fines for the employer or other controlling person of a violator (i.e. where the violator is an employee or other controlled person) of up to the greater of USD 2,479,282 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
(h)
criminal fines for individual violators of up to USD 5,000,000 (USD 25,000,000 for an entity); and

Exhibit 11.1

(i)
jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, may also be violated in connection with insider trading.

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance.

5.
PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, employee and consultant is required to follow these procedures.

5.1.
Sell-to-Cover Policy

It is the policy of the Company that, in connection with the vesting of restricted stock or restricted stock units, Covered Persons are required to “sell-to-cover” to satisfy any required tax withholding obligations (the “Sell-to-Cover Policy”). Pursuant to the Company’s Sell-to-Cover Policy, the authorized agent or broker shall sell only such Company securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units, and the Covered Person shall not otherwise exercise control over the timing of such sales. The General Counsel, in consultation with the Company’s remuneration committee, may grant exceptions to the Sell-to-Cover Policy on a case-by-case basis.

The Sell-to-Cover Policy does not apply to the “cashless exercise” of a Company stock option through a broker or other sales of Company securities.

5.2.
Pre-Clearance of All Trades by All Officers, Directors and Certain Designated Employees and Consultants

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees and consultants as are designated from time to time by the Board, the CEO, the CFO or the General Counsel as being subject to this pre-clearance process, including Section 16 Reporting Persons (each, a “Pre-Clearance Person”), must be pre-cleared by the General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

For the avoidance of doubt, any designation by the Board of the officers, directors, employees and consultants who are subject to pre-clearance may be updated from time to time by the CEO, the CFO or the General Counsel.

A request for pre-clearance must be in writing (including without limitation by e-mail), should be made at least two business days in advance of the proposed transaction and should include:

(a)
the identity of the Pre-Clearance Person;

Exhibit 11.1

(b)
the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, gift, an option exercise, etc.);
(c)
the proposed date of the transaction; and
(d)
the number of shares, options or other securities to be involved.

In addition, unless otherwise determined by the General Counsel, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel) that he or she is not aware of material, non-public information about the Company.

The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the CFO shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel.

All trades that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the CFO, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre-cleared again prior to execution.

Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

5.3.
Blackout Periods

No officers, directors or such other employees and consultants as are designated from time to time by the Board, the CEO, the CFO or the General Counsel as being subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for the permitted transactions described in Section 2.

For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17 and end at the close of trading on the second full trading day after the public release of earnings data for such fiscal quarter.

For the avoidance of doubt, any designation by the Board of the officers, directors, employees and consultants who are subject to quarterly blackout periods may be updated from time to time by the CEO, the CFO or the General Counsel.

The safest period for trading in the Company’s securities, assuming the absence of material, non-public information, is generally the first ten trading days following the end of a blackout period discussed above. This is because officers, directors, employees and consultants will, as any quarter progresses, be increasingly likely to possess material, non-public information about the expected financial results for that quarter.

Exceptions to the blackout period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the CFO).

From time to time, an event or development may occur that is material to the Company and is known by

Exhibit 11.1

only a few directors, officers, employees or consultants (which may include pending announcement of a share repurchase plan or any amendments thereto). The Company, through the Board, the Company’s disclosure committee, the General Counsel or the CFO, may determine that officers, directors, employees, consultants or others shall suspend trading in the Company’s securities because of such events or developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

5.4.
Post-Termination Transactions

If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

6.
ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, employees and consultants shall comply with the following policies with respect to certain transactions in the Company securities.

6.1.
Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

6.2.
Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, employee or consultant is trading based on material, non-public information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s, employee’s or consultant’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy.

6.3.
Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, employee or consultant to no longer have the same objectives as the Company’s other shareholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

6.4.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Exhibit 11.1

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Officers, directors, employees and consultants are prohibited from purchasing the Company’s securities on margin, i.e. holding the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities), or otherwise pledging the Company’s securities to secure loans, unless the transaction is preapproved by (i) the Company’s audit committee, in case of officers and directors, or (ii) the Company’s General Counsel or CFO for employees. All requests for preapproval should be submitted at least ten days prior to the proposed date of execution of the margin purchase or pledge. Any officer, director, employee or consultant who intends to pledge the Company’s securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

7.
RULE 10b5-1 TRADING PLANS
7.1.
Overview

Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. securities laws for transactions executed under a previously established contract, plan or instruction that meets certain requirements under Rule 10b5-1. Transactions that are executed pursuant to a written plan that is adopted and operated in compliance with Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”) will be exempt from the trading restrictions set forth in this Policy. To comply with this Policy, each such Rule 10b5-1 Trading Plan, and any proposed modification or termination thereof, must:

(a)
meet the requirements of Rule 10b5-1;
(b)
be submitted to the Company’s General Counsel at least five business days prior to entry into the Rule 10b5-1 Trading Plan; and
(c)
be pre-approved by the Company’s General Counsel, or such other person as the Board may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Rule 10b5-1 Trading Plan as the Authorizing Officer deems necessary or advisable.

However, compliance of the Rule 10b5-1 Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Trading Plan are the sole responsibility of the person entering into, modifying, or terminating the Rule 10b5-1 Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell or purchase Company stock without the restrictions of trading windows and blackout periods, even when he or she has material, non-public information. A Rule 10b5-1 Trading Plan may also help reduce negative publicity that may result when key executives or directors sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer, employee or consultant may enter into a Rule 10b5-1 Trading Plan only in good faith and when he or she is not in possession of material, non-public information and only during a trading window period outside of the trading blackout period.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Rule 10b5-1 Trading Plan, if the Authorizing Officer or the Board, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Rule 10b5-1 Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the

Exhibit 11.1

Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section 7 and result in a loss of the exemption set forth herein.

A Rule 10b5-1 Trading Plan must include a minimum “cooling-off period” between the establishment of the Rule 10b5-1 Trading Plan and commencement of any transactions under such plan for:

(a)
directors and officers that extends to the later of 90 days after adoption or modification of a Rule 10b5-1 Trading Plan or two business days after filing or furnishing, as applicable, the Form 20-F or Form 6-K covering the fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
(b)
employees who are not officers and any other persons, other than the Company, that extends 30 days after adoption or modification of a Rule 10b5-1 Trading Plan.

For purposes of this Section 7, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Exchange Act.

Individuals may not adopt more than one Rule 10b5-1 Trading Plan at a time or maintain overlapping Rule 10b5-1 Trading Plans except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

For clarity, the requirements of this Section 7 do not apply to any Rule 10b5-1 Trading Plan entered into by a private equity firm or other similar entity with which a director is affiliated. It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Rule 10b5-1 Trading Plan.

7.2.
Terminations of and Modifications to Rule 10b5-1 Trading Plans

Modifications to or terminations of Rule 10b5-1 Trading Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Trading Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a blackout period and compliance with any required cooling-off period under Rule 10b5-1.

Please note that modification or termination of a Rule 10b5-1 Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Rule 10b5-1 Trading Plan. You should consult with your own legal counsel before deciding to modify or terminate a Rule 10b5-1 Trading Plan.

Under certain circumstances, a Rule 10b5-1 Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

7.3.
Discretionary Rule 10b5-1 Trading Plans

Although non-discretionary Rule 10b5-1 Trading Plans, where neither the participant nor the broker generally has discretion or control over trading, are preferred, discretionary Rule 10b5-1 Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre- approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Rule 10b5-1 Trading Plan, arrangement or trading instructions etc., involving potential sales or purchases of the Company’s stock or option exercises,

Exhibit 11.1

including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved discretionary Rule 10b5-1 Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Rule 10b5-1 Trading Plan has been pre-approved.

7.4.
Reporting

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades are in accordance with a Rule 10b5-1 Trading Plan that complies with Rule 10b5-1 adopted on a specific date and expires at the relevant expiration date.

7.5.
Options

Exercises of options by means of a cash payment may be executed at any time. “Cashless exercise” option exercises through a broker are subject to the trading windows described in this Policy, unless pursuant to a Rule 10b5-1 Trading Plan. If a broker is required to execute a cashless exercise in accordance with a Rule 10b5-1 Trading Plan, then the Company must have exercise forms attached to the Rule 10b5-1 Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Rule 10b5-1 Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

7.6.
Trades Outside of a Rule 10b5-1 Trading Plan

During an open trading window, trades outside an existing Rule 10b5-1 Trading Plan are allowed as long as the Rule 10b5-1 Trading Plan continues to be followed in accordance with the requirements of such plan and Rule 10b5-1 and such outside trades receive the necessary pre- clearance.

7.7.
Public Disclosure

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Rule 10b5-1 Trading Plan.

7.8.
Prohibited Transactions

The transactions prohibited under Section 6 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Rule 10b5-1 Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

7.9.
Limitation on Liability

None of the Company, the Authorizing Officer, the CEO, the CFO, the Company’s other employees or consultants or any other person will have any liability for any delay in reviewing, or refusal of, a Rule 10b5-1 Trading Plan submitted pursuant to this Section 7 or a request for pre-clearance submitted pursuant to Section 5. Notwithstanding any review of a Rule 10b5-1 Trading Plan pursuant to this Section 7 or pre-clearance of a transaction pursuant to Section 5 of this Policy, none of the Company, the Authorizing Officer, the CEO, the CFO, the Company’s other employees or consultants or any other persons assume any liability for the legality or consequences of such Rule 10b5-1 Trading Plan or transaction.

Exhibit 11.1

7.10.
Rule 10b5-1 Compliance

Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy will automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Rule 10b5-1 Trading Plans for certain insiders).

8.
SECTION 16(a) REPORTING
8.1.
Procedures

Section 16 Reporting Persons must comply with the requirements to file Forms 3, 4 and 5, and must provide written notice to the General Counsel (or a designee of the General Counsel) of any transaction in the Company’s securities (including purchases, sales, grants, exercises, gifts, or other changes in beneficial ownership) prior to executing the transaction. This is to ensure timely preparation and filing of the required Form 4 with the SEC, which must be filed within two business days of any change in beneficial ownership.

The Company’s Legal department, with assistance from the Company’s Finance department, will assist the Section 16 Reporting Persons in the preparation and filing of Forms 3, 4 and 5, provided that timely notice of transactions is given. The Company will request, and all Section 16 Reporting Persons must provide, in a timely response thereto, the information necessary for filing an initial Form 3 upon becoming a Section 16 Reporting Person, subsequent reports on Form 4, and if required, Form 5.

8.2.
Violations of Section 16(a) Reporting

Failure by Section 16 Reporting Persons to comply with the notice and reporting requirements described in Section 8.1 may result in SEC enforcement actions, civil penalties, and/or personal liability for late filings, in addition to internal disciplinary measures.

9.
PROHIBITION OF RECORDS FALSIFICATION AND FALSE STATEMENTS

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

10.
SPECIFIC PROVISIONS RELATED TO TRADING IN THE NORDIC BONDS

All Covered Persons must contact the Company’s General Counsel in advance of transacting in the Nordic Bonds (or any related derivative financial instruments). The Market Abuse Regulation imposes a prohibition against trading in the Nordic Bonds for certain individuals (identified in Section 3.1 of Appendix A to this Policy) during a period of 30 calendar days before the announcement of an interim

Exhibit 11.1

financial report or a year-end report.

11.
EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all officers, directors and key employees should execute and return to the Company’s General Counsel a certification of compliance in substantially the form attached hereto as Attachment A or in such other form as the Company’s General Counsel may deem appropriate.

____________________

Exhibit 11.1

Appendix A

INSIDE INFORMATION IN RELATION TO NORDIC BONDS

1.
NORDIC BONDS

Since September 30, 2025, the Company’s issued securities include Swedish law governed bonds (the “Nordic Bonds”). The Nordic Bonds have a nominal value of SEK 1,250,000 and have during 2025 been admitted to trading on the Nasdaq Transfer Market. The Nordic Bonds will during 2026 be admitted to trading on the corporate bond list of Nasdaq Stockholm or another EU regulated market (as defined in the Markets in Financial Instruments Directive 2014/65/EU (MiFID II), as amended).

The policy guidelines set out in this Appendix A address compliance with Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “Market Abuse Regulation”) and supplemental delegated regulations and implementing regulations issued by the EU Commission (the “Commission’s Regulations”) in respect of the Nordic Bonds.

2.
REGULATORY FRAMEWORK

The Market Abuse Regulation and the Commission’s Regulations are directly applicable in Sweden. The rules are further supplemented by Directive 2014/57/EU of the European Parliament and of the Council of 16 April 2014 on criminal sanctions for market abuse (the “Market Abuse Directive”) and guidelines issued by the European Securities and Markets Authority (“ESMA”). The Market Abuse Directive has been transposed into Swedish law.

The Market Abuse Regulation contains, among other things, rules regarding a prohibition on insider dealing, unlawful disclosure and market manipulation; rules prescribing the manner in which issuers are to handle and publicly disclose inside information; rules imposing an obligation on issuers to maintain an insider list; and rules regarding a reporting obligation in respect of transactions performed by persons discharging managerial responsibilities at an issuer (“PDMRs”) or persons closely associated with them.

Rules governing administrative sanctions in respect of violations of the Market Abuse Regulation’s prohibitions on insider dealing, unlawful disclosure and market manipulation and for non-compliance with obligations set out in the Market Abuse Regulation, are set forth in the Swedish Complementary Provisions to the EU’s Market Abuse Regulation Act (2016:1306) (the “Swedish Complementary Act”). The Swedish Complementary Act further contains provisions on the investigatory and enforcement powers of the Swedish Financial Supervisory Authority (the “SFSA”). The Penalties for Market Abuse on the Securities Market Act (2016:1307) criminalizes violations of the Market Abuse Regulation’s prohibitions on insider dealing, unlawful disclosure and market manipulation. The Nasdaq Rulebook (as defined below) also contains rules relevant to the Company.

The detailed content of these provisions is presented below in brief. However, the regulatory framework as set forth in the Market Abuse Regulation, the Commission’s Regulations and ESMA’s guidelines is extensive. Accordingly, the description below merely constitutes a summary of the rules and does not purport to be exhaustive.

The regulatory framework, including the Market Abuse Regulation and related regulatory acts, as well as the Nasdaq First North Bond Market – Rulebook or Nasdaq Stockholm – Rulebook for Issuers of Fixed Income Instruments (as applicable) (each as amended from time to time), contains rules and regulations relating to the following:

Exhibit 11.1

(a)
Inside information. Inside information comprises information of a precise nature which has not been made public, and which, if it was made public, would be likely to have a significant effect on the prices of the Company’s listed bonds or on the price of related derivative financial instruments. Information which would be likely to have a significant effect on the prices means information which a reasonable investor would be likely to use as part of the basis for his or her investment decision. Circumstances that may constitute inside information include, for example:
•
issuance of securities;
•
planned structural changes;
•
significant acquisitions/divestments;
•
financial information;
•
material contracts; and
•
other projects that typically might affect the price of the Company’s bonds if the information becomes known to the market.
(b)
Prohibition on insider dealing. These rules mean, among other things, that persons in possession of inside information concerning the Company’s bonds admitted to trading or related derivative financial instruments may not, for themselves or on behalf of a third party, acquire or sell such listed bonds or other related derivative financial instruments (apart from in certain exempted situations).
(c)
Prohibition on market manipulation.
(d)
Requirement to maintain an internal insider list of those persons who work for the Company through employment or as service providers and have access to inside information.
(e)
Transaction reporting obligations for PDMRs, as well as persons closely associated with them.
(f)
Prohibition on trading in the Company’s bonds admitted to trading or related derivative financial instruments during a period of 30 calendar days before the announcement of an interim financial report or a year-end report.
3.
INTERNAL GUIDELINES
3.1
Closed Periods (Prohibition on Trading)

The rules regarding a prohibition on trading during closed periods cover the following persons:

(a)
persons listed as PDMRs by the Company;
(b)
persons who work with press releases and/or financial reporting;
(c)
persons who participate in the production of financial information on a group level; and
(d)
persons who are assistants to persons in (a)–(c) above.

Those persons covered by the Company’s rules regarding a prohibition on trading during closed periods may not execute any transactions in bonds admitted to trading that have been issued by the Company or related derivative financial instruments during a period of 30 calendar days before announcement of an interim report (including year-end reports).

Exhibit 11.1

The foregoing applies also to the Company in conjunction with trading in its own bonds admitted to trading, with the exception of such buy-back programs as take place in accordance with the Market Abuse Regulation and the Commission’s Regulations.

The prohibition covers all transactions, both on and off the securities market. It is to be noted that, with respect to PDMRs, the prohibition also covers trading in nominee-registered financial instruments where the owner has relinquished the possibility to influence which purchases or sales are carried out (discretionary management) as well as beneficial transactions, e.g. gifts. If a PDMR has provided discretionary management instructions, bonds admitted to trading issued by the Company, as well as other financial instruments linked to such bonds admitted to trading, must be excluded from the management assignment.

3.2
Approval Prior to Trading

The persons listed in Section 3.1 above may not acquire or sell bonds admitted to trading issued by the Company, or related derivative financial instruments, without first having obtained approval from the General Counsel. The approval is valid only on the day on which it is issued and the immediately following business day. In individual cases, the General Counsel may decide on a shorter or longer validity period. Prior notification of any acquisition or sale must take place in writing.

The General Counsel shall not grant approval for:

(a)
trading during a period of 30 calendar days before announcement of an interim report (including year-end reports), as stated in Section 3.1 above;
(b)
trading where the individual employee is deemed to possess inside information concerning the Company; or
(c)
trading during a period which is considered to be inappropriate, e.g. in light of an undisclosed specific event of a price-sensitive nature within the Company, irrespective of the individual employee’s knowledge of such information.

The General Counsel shall not provide reasons for his/her decision.

3.3
Handling of Inside Information

Pursuant to the Market Abuse Regulation, the Company is obliged to inform the public as soon as possible regarding inside information that directly concerns the Company. However, the Company may, on its own responsibility, delay a public disclosure of inside information, provided that certain conditions are satisfied.

The General Counsel has been appointed by the Board as the person with responsibility for insider-related issues. The General Counsel is responsible for issues concerning the Company’s day-to-day handling of inside information.

3.4
Monitoring and Reporting of Inside Information

The existence of any potential inside information must be reported immediately to the General Counsel. Note that such a report per se contains sensitive information and should be handled appropriately. The person responsible for the project, transaction or circumstance to which the inside information relates is responsible for ensuring that reporting takes place in accordance with the above (the “Responsibility Owner”). The reporting shall state the type of inside information involved, the persons with access to the information (including complete personal and contact information), the capacity in which such persons have received inside information (i.e. a description of the individual’s role, function and reason for having

Exhibit 11.1

received the information), the company in which the person is employed, and the date and time when the individuals in question obtained access to the information.

A Responsibility Owner shall be authorized to decide which persons need to be involved in the issue to which the inside information relates and is obliged to keep the General Counsel regularly informed regarding any other persons to whom inside information has been disclosed during the course of the project, so that such persons can be entered in the Company’s insider list.

The following procedures shall be applied with the aim of reducing the risk of unintentional dissemination of inside information:

•
Responsibility Owners shall ensure that access to inside information is blocked in the Company’s document management systems and other IT systems.
•
Inside information may not be provided to anyone, within or outside the Company, without the approval of a Responsibility Owner. Responsibility Owners may only grant such approval where necessary for the exercise of an employment, a profession or duties, and provided that the recipient of the information is obliged not to disclose it, e.g. pursuant to law, professional ethics rules or contract.
•
Responsibility Owners shall regularly evaluate whether it is known that any third party has access to inside information and, if such is the case, whether such party is subject to confidentiality pursuant to law, professional ethics rules or contract.
•
As far as possible, code names shall be used, in speech and in writing, regarding inside information and any parties involved.
•
Meetings, discussions, and telephone conversations shall take place in such a manner that no unauthorized person can hear what is said.
•
Encryption of email or password-protection must be considered before documents with sensitive content are sent by email.
•
Printouts of sensitive documents on shared printers must always be collected immediately. Alternatively, printouts shall be provided with a code to the printer.
•
Documents with sensitive content may also otherwise not be handled in a manner which enables any unauthorized person to obtain access to inside information. This means, for example, that such documents must be concealed or placed under lock and key at the end of the business day. Such documents may also not be discarded other than in specially locked containers, the contents of which are destroyed.
3.5
Information in Press Releases1

Public disclosure of inside information must contain a legend and the identity of the natural person making the notification must be stated. Provided that the press release contains information on a contact person, including name and position, the following legend may be used:

This information is information that Oatly Group AB (publ) is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, at [●] CET on [●].

As regards disclosure of the annual report or a half year report that contains inside information the legend

1 The Nasdaq Rulebook should be consulted regarding the applicable reporting requirements. More stringent disclosure requirements may apply pursuant to the terms and conditions for the Nordic Bonds.

Exhibit 11.1

must refer to the Market Abuse Regulation and the Swedish Securities Markets Act (2007:528). The following legend may be used:

This information is information that Oatly Group AB (publ) is obliged to make public pursuant to the EU Market Abuse Regulation and the Swedish Securities Markets Act. The information was submitted for publication, through the agency of the contact person set out above, at [●] CET on [●].

When disclosing the annual report or a half year report that does not contain inside information the legend should refer to the Swedish Securities Markets Act only. The following legend may be used:

This information is information that Oatly Group AB (publ) is obliged to make public pursuant to the Swedish Securities Markets Act. The information was submitted for publication at [●] CET on [●].

3.6
Insider List

In accordance with the Market Abuse Regulation, the Company shall prepare an insider list of persons with access to inside information concerning the Company. All persons who work for the Company, pursuant to a contract of employment or who otherwise perform tasks through which they have access to inside information concerning the Company (such as advisers and consultants), shall be included in an insider list. The insider lists shall be maintained by the General Counsel, or the persons the General Counsel delegates this task to.

When the Company retains external service providers (e.g. a law firm, financial adviser or accounting firms), the Company may instruct such service provider to maintain a secondary insider list of persons within the service provider’s organization who have access to inside information. Formally speaking, such secondary insider lists constitute a part of the Company’s insider lists and, accordingly, the Company is required to ensure that, upon request by the Company, the service provider is obliged to immediately submit such secondary insider list to the Company. According to the Market Abuse Regulation, the Company is responsible for compliance with the rules on keeping insider lists including all secondary insider lists that the Company has instructed another person to maintain.

The General Counsel shall ensure that those persons covered by the reporting in accordance with Section 3.1 are included in the Company’s insider list(s), and shall take all reasonable steps to ensure that such persons acknowledge in writing the legal and regulatory duties entailed and are aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.

A Responsibility Owner is obliged to keep the General Counsel regularly notified as to any additional persons to who inside information has been disclosed during the course of the project, so that such persons might be included in an insider list. Furthermore, Responsibility Owners shall notify the General Counsel as soon as a previously reported circumstance has ceased to constitute inside information, in a manner other than through publication of a press release (for example, if negotiations concerning a potential acquisition have terminated), so that the affected persons may be removed from the relevant insider list. The Company will notify persons on an insider list when that person has ceased to be an insider.

3.7
Reporting Obligations

PDMRs at the Company and persons closely associated with them must report their transactions in bonds admitted to trading as well as any related derivative financial instrument, in each case related to the Company, to the SFSA and to the Company. The reporting obligation applies to any subsequent transaction once a total amount of EUR 5,000 has been reached within a calendar year. All transactions are covered, including, for example, transactions within the scope of an endowment policy, pledge or securities borrowing.

Exhibit 11.1

Reporting shall take place in a special format and be submitted to the SFSA electronically in accordance with instructions on the SFSA’s website. The report shall also be sent simultaneously to the Company.

A PDMR is defined in the Market Abuse Regulation as a person who is:

(a)
a member of the administrative, management or supervisory body of that entity; or
(b)
another senior executive, who has regular access to inside information relating directly or indirectly to that entity and power to take managerial decisions affecting the future developments and business prospects of that entity.

The General Counsel shall attend to the maintenance of a list of all PDMRs in the Company and persons closely associated with them. The General Counsel shall also ensure that all persons discharging managerial responsibilities are notified in writing of their reporting obligation pursuant to the Market Abuse Regulation. Such notification may be made by the relevant PDMR executing and returning a certification of compliance as set out in Section 10 of this Policy.

PDMRs must also notify in writing persons closely associated with them regarding their reporting obligation pursuant to the Market Abuse Regulation. A copy of such notice must be retained by the PDMR. In addition, a copy of the notice must be sent to the Company. A copy of notices sent pursuant to this Section 3.7 shall be retained electronically in a special folder. Such notification may also be made by the relevant person executing and returning a certification of compliance as set out in Section 10 of this Policy.

Exhibit 11.1

Attachment A

OATLY GROUP AB (PUBL)

Annual Certification of Compliance

I, the undersigned, hereby certify that:

(a)
I have received, read and understood the Company’s Insider Trading Policy;
(b)
during the past year, I have complied with all provisions of the Insider Trading Policy, including but not limited to: (i) not engaging in any insider trading activities, (ii) adhering to all blackout periods and trading restrictions and (iii) seeking pre-clearance for any trades in the Company’s securities, if required;
(c)
I have not disclosed any material non-public information to unauthorized persons;
(d)
I have completed all required training sessions relating to insider trading laws and the Company policies; and
(e)
I have reported all personal trades in the Company’s securities as required by the Insider Trading Policy.

I understand that any violation of the Insider Trading Policy may result in disciplinary actions, including termination of employment.

Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company’s Insider Trading Policy.

Signature:

Printed Name:

Title:

Date: